Exhibit 99.1
DELTA PETROLEUM CORPORATION
Daniel Taylor, Chairman
Carl Lakey, President and CEO
Kevin Nanke, Treasurer and CFO
Broc Richardson, V.P. Corporate Development and IR
370 17th Street, Suite 4300
Denver, Colorado 80202
For Immediate Release
DELTA PETROLEUM CORPORATION ANNOUNCES FIRST
QUARTER 2011 RESULTS AND UPDATE ON VEGA SHALE WELLS
     DENVER, Colorado (May 10, 2011) — Delta Petroleum Corporation (“Delta” or the “Company”) (NASDAQ Capital Market: DPTR), an independent oil and gas exploration and development company, today announced its financial and operating results for the first quarter 2011 and the initial production rate from the Mancos and Corcoran zones in the Delta 2B-233D well.
     Carl Lakey, Delta’s CEO and President stated, “We are pleased to have posted another solid financial quarter driven by increased production from our core asset and a continued focus on cost control. The current pricing environment bolstered by strength in natural gas liquids and condensate further enhances the financial performance of the asset. Our EBITDAX for the first quarter was 30% higher than the first quarter 2010 when adjusted for discontinued operations. In addition to our financial results from the first quarter, we continue to be excited about the shale resource potential in the Vega Area. The completion information gathered from the 2C well and additional confirmation results from the 2B well justify additional capital deployment targeting the deeper shales and further validate our strategy to focus our resources on our core area.”
     Delta believes the presentation of EBITDAX (a non-GAAP measure) provides useful information because it is commonly used by investors to assess financial performance and operating results of ongoing business operations. Reconciliations of EBITDAX to net income (loss) and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures, are provided within the financial tables of this press release.
VEGA AREA SHALE EVALUATION UPDATE
     The Delta 2B-233D well in the Vega Area of the Piceance Basin drilled through a portion of the Mancos formation and reached total depth of 10,700 feet. The well has been completed in 1,200 feet of shale below the Williams Fork in the Corcoran and the upper portion of the Mancos formation. Gas production began on April 24 and sales commenced on April 29. Even though the well continues to clean up and has not yet recovered 73% of the load water from the frac stimulation, the well achieved an initial production rate of 3.3 million cubic feet of gas per day (“MMcf/d”). The Williams Fork section in the well will be completed when more production information is gathered from the Mancos and Corcoran formations.
     The deeper Delta 2C-433D well drilled through the Mancos, Niobrara and Frontier formations and reached a total depth of 13,300 feet. Completion activity on the well is now proceeding normally, with six additional frac stages scheduled to start later this week in the Niobrara and Mancos formations. As shown on the Company’s investor presentation (which is posted on its website: http://www.deltapetro.com/corppresentation.html), the 2C well flowed 2 MMcf/d and 30 barrels per day (“Bbls/d”) of condensate at 6,700 pounds per square inch (“psi”) wellhead pressure from the two frac stages in the Frontier and lowest 20 feet of the Niobrara. This represents less than 10% of the 4,000 feet of the gross hydrocarbon-bearing interval identified in the well.

     Mr. Lakey further stated, “Building on the momentum of results from the shale wells to date, Delta will spud a third well targeting the shales in the recently formed 2,715 acre federal Sheep Creek Unit. The well is expected to spud next week to a programmed depth of 13,500 feet and will target the Frontier, Niobrara, and Mancos shales. The successful completion of this well will result in 93% of Delta’s acreage position in the Vega Area being held by production or held by unit, furthering Delta’s previously stated objective of solidifying our acreage position.”
     Mr. Lakey continued, “We are very pleased to have initial production from the 2B well that has already substantially exceeded the rates seen in our best Williams Fork well. It is essential to understand that only part of the Mancos and Corcoran zones are completed to date. The Williams Fork section can be expected to add an additional 1.6 to 1.7 MMcfe/d of initial production. We believe that shale resources from a vertical well can be added to our proven Williams Fork resource, improving both per well rates of return and ultimate resource potential in the Vega Area. There is still significant additional information to learn as we continue to test and evaluate the shales in this well. We believe the discovery of additional reserves beneath the Williams Fork formation adds significant intrinsic value to Delta.
     “While production was up 4% over the fourth quarter, it was slightly beneath our expectations due to timing decisions on our inventory wells as a result of shale well activity. We have maintained our cost control discipline as was demonstrated in the fourth quarter. We continue to build on the momentum of improved financial performance from our Piceance asset and will continue to deploy our available capital to our core asset. As part of this strategy, we will be marketing for sale our non-operated properties in Texas and the DJ Basin. If the sale is completed, we plan to use the net proceeds for additional drilling activity in the Vega Area targeting the deeper shale formations and repayment of a portion of the outstanding balance on our senior secured credit facility.”
OPERATIONS UPDATE
     In addition to the activity on the shale wells, during the first quarter 2011 the Company completed three wells from its drilled and uncompleted inventory in the Vega Area. Current production from the Vega Area approximates 28 million cubic feet equivalent per day (“MMcfe/d”) net.
2011 CAPITAL EXPENDITURES AND PRODUCTION GUIDANCE
     Delta will focus its current available capital for the remainder of 2011 on completing the 2C well, drilling a third test well and completing the remaining two previously drilled wells. The completions of the remaining two previously drilled wells are currently scheduled for June 2011; however, these plans could be altered depending on exploratory well results, with capital potentially being reallocated to additional shale activity.
     Production for the second quarter 2011 is expected to be between 3.2 Bcfe and 3.4 Bcfe.
LIQUIDITY UPDATE
     At March 31, 2011, the Company had $5.5 million in cash and approximately $22.4 million available under its amended credit facility. The Company was in compliance with its financial covenants under its credit agreement. The Company currently projects having sufficient capital under its credit facility as recently amended, combined with net cash from operating activities and through the sale of assets, to fund Delta’s operating expenses and the capital development described above and to maintain current debt service obligations through the remainder of 2011. The 2011 capital expenditure program, beyond those expenditures currently planned and described herein, will be dependent upon well results, the sale of the Company’s non-core assets and the availability of capital to the Company.

     In May 2011, the Company retained Macquarie Tristone to provide advisory services relating to the potential sale of certain of the Company’s non-operated assets located in the Texas Gulf Coast and DJ Basin regions. The Company intends to use the net proceeds from any such sale for planned capital development activities in the Vega Area and to reduce indebtedness.
RESULTS FOR THE FIRST QUARTER 2011
     For the quarter ended March 31, 2011, the Company reported production from continuing operations of 3.5 Bcfe, an increase of 4% when compared to the fourth quarter of 2010. Revenue from oil and gas sales was $23.1 million, a decline of 22% when compared to the prior year period of $29.6 million, due to the divestiture of assets in the third quarter of 2010. The average natural gas price received during the quarter ended March 31, 2011 decreased to $5.26 per thousand cubic feet (Mcf) compared to $5.85 per Mcf for the prior year period. The average oil price received during the quarter ended March 31, 2011 increased to $86.26 per barrel compared to $71.26 per barrel for the prior year period.
     The Company reported a first quarter net loss attributable to Delta common stockholders of ($27.8 million), or ($0.10) per diluted share, compared to a net loss attributable to Delta common stockholders of ($12.8 million), or ($0.05) per diluted share, in the first quarter of 2010. The increase in net loss is primarily due to changes in unrealized gains and losses on derivative instruments offset by lower operating costs and interest expense.
FIRST QUARTER PRODUCTION VOLUMES, UNIT PRICES AND COSTS
     Production volumes, average prices received and costs per equivalent Mcf for the quarter ended March 31, 2011 and 2010 were as follows:

	Three Months Ended
	March 31,
	2011	2010
Production — Continuing Operations:
Oil (Mbbl)	87	148
Gas (Mmcf)	2,952	3,262
Total Production (Mmcfe) — Continuing Operations	3,475	4,147

Average Price — Continuing Operations:
Oil (per barrel)	$86.26	$71.26
Gas (per Mcf)	$5.26	$5.85

Costs (per Mcfe) — Continuing Operations:
Lease operating expense	$1.33	$1.67
Transportation expense	$1.14	$0.81
Production taxes	$0.27	$0.34
Depletion expense	$3.70	$3.53

Realized derivative losses (per Mcfe)	$(0.13)	$(0.99)
     Lease Operating Expense. Lease operating expenses for the quarter ended March 31, 2011 decreased to $4.6 million from $6.9 million in the prior year period primarily due to lower water handling costs in the Vega area as a result of the resumption of development activities and due to the divestiture of assets in the third quarter of 2010. Lease operating expense per Mcfe for the quarter ended March 31, 2011 decreased to $1.33 per Mcfe from $1.67 per Mcfe for the prior year period.
     Transportation Expense. Transportation expense for the quarter ended March 31, 2011 increased to $4.0 million from $3.4 million in the prior year. Transportation expense per Mcfe for the quarter ended March 31, 2011 increased 41% to $1.14 per Mcfe from $0.81 per Mcfe. The increase on a per unit basis is primarily the result of a change in production mix related to the divestiture of assets in the third quarter of 2010 and changes to the Company’s Vega gas marketing contract.
     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense decreased 12% to $13.5 million for the quarter ended March 31, 2011, as compared to $15.3 million for the prior year period. Depletion expense for the quarter ended March 31, 2011 decreased to $12.9 million from $14.6 million for the quarter ended March 31, 2010 due to lower production volumes as a result of the divestiture of assets in the third quarter of 2010. The Company’s depletion rate increased from $3.53 per Mcfe for the quarter ended March 31, 2010 to $3.70 per Mcfe for the current year period primarily due to a decrease in reserves primarily attributable to the divestiture of assets in the third quarter of 2010.
     General and Administrative Expense. General and administrative expense decreased 36% to $6.6 million for the quarter ended March 31, 2011, as compared to $10.3 million for the comparable prior year period. The decrease in general and administrative expense is attributed to a decrease in non-cash stock compensation expense and to reduced staffing as a result of attrition and a reduction in force since the first quarter of 2010 resulting in lower cash compensation expense. For the quarter ended March 31, 2011, general and administrative expense included $2.3 million of non-cash equity based compensation compared to $3.4 million for the prior year period.
DHS DRILLING COMPANY
     The Board of Directors of DHS Drilling Company engaged transaction advisors to explore a strategic alternatives process focused on a sale of DHS or substantially all of its assets. In accordance with accounting standards, the financial position and results of operations relating to DHS have been reflected as assets and liabilities held for sale and discontinued operations in the accompanying consolidated balance sheets and statements of operations. The DHS credit facility debt of $71.2 million at March 31, 2011 is included in the consolidated balance sheets as a component of liabilities related to assets held for sale.
ADDITIONAL FINANCIAL INFORMATION
     The following table summarizes the Company’s open derivative contracts at March 31, 2011:

				Remaining
Commodity	Volume		Fixed Price	Term	Index Price
Crude oil	500	Bbls / Day	$57.70	Apr ’11 - Dec ’11	NYMEX — WTI
Crude oil	96	Bbls / Day	$91.05	Apr ’11 - Dec ’11	NYMEX — WTI
Crude oil	497	Bbls / Day	$91.05	Jan ’12 - Dec ’12	NYMEX — WTI
Crude oil	396	Bbls / Day	$91.05	Jan ’13 - Dec ’13	NYMEX — WTI
Natural gas	12,000	MMBtu / Day	$5.150	Apr ’11 - Dec ’11	CIG
Natural gas	3,253	MMBtu / Day	$5.040	Apr ’11 - Dec ’11	CIG
Natural gas	38	MMBtu / Day	$4.440	Apr ’11 - Dec ’11	CIG
Natural gas	12,052	MMBtu / Day	$4.440	Jan ’12 - Dec ’12	CIG
Natural gas	10,301	MMBtu / Day	$4.440	Jan ’13 - Dec ’13	CIG
Natural gas liquids(1)	36,597	Gallons / Day	$0.913	Apr ’11 - Dec ’11	MT. BELVIEU
Natural gas liquids(1)	30,617	Gallons / Day	$0.832	Jan ’12 - Dec ’12	MT. BELVIEU
Natural gas liquids(1)	12,286	Gallons / Day	$0.767	Jan ’13 - Dec ’13	MT. BELVIEU

(1)	Natural gas liquids includes purity ethane, propane, natural gasoline, normal butane and isobutene derivatives and the weighted average price is used.
INVESTOR CONFERENCE CALL
     The Company will host an investor conference call on Wednesday, May 11, 2011 at 12:00 noon Eastern Time to discuss operating results for the first quarter 2011.

     Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international callers dial 412-317-6789) and referencing the ID code “Delta Petroleum call,” a few minutes before 12:00 noon Eastern Time on May 11, 2011. The call will also be broadcast live and can be accessed through the Company’s website at http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available one hour after the completion of the conference call from May 11, 2011 until May 19, 2011 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 450832.
ABOUT DELTA PETROLEUM
     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is in the Rocky Mountain region, where the majority of its proved reserves, production and long-term growth prospects are located. Its common stock is listed on the NASDAQ Capital Market System under the symbol “DPTR.”
FORWARD-LOOKING STATEMENTS
     Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, business objectives and strategies, including our focus on the Vega Area of the Piceance Basin, as well as statements regarding possible value creation and resource potential, anticipated future operating and overhead costs, liquidity requirements and availability of capital, drilling and completion activity and anticipated timing, anticipated sources and uses of capital, intended use of proceeds from potential sale of Texas Gulf Coast and DJ Basin assets; and anticipated production for second quarter 2011. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation the effects of oil and natural gas prices, availability of capital to fund required payments on the Company’s credit facility, its working capital needs and in respect of the possible redemption of its senior convertible notes, the contraction in demand for natural gas in the United States, uncertainties in the projection of future rates of production, unanticipated recovery or production problems, unanticipated results from wells being drilled or completed, the effects of delays in completion of gas gathering systems, pipelines and processing facilities, as well as general market conditions, competition and pricing. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to characterize as proved reserves only those accumulations that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions, and that are part of an approved five-year development plan. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
For further information contact the Company at (303) 293-9133 or via email at investorrelations@deltapetro.com.
SOURCE: Delta Petroleum Corporation

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$5,539	$14,190
Short-term restricted deposits	100,000	100,000
Trade accounts receivable, net of allowance for doubtful accounts of $100 and $100, respectively	9,084	7,373
Assets held for sale — DHS subsidiary	69,300	74,093
Deposits and prepaid assets	1,617	1,720
Inventories	3,109	3,446
Other current assets	4,496	4,821

Total current assets	193,145	205,643

Property and equipment:
Oil and gas properties, successful efforts method of accounting:
Unproved	230,117	230,117
Proved	878,234	871,986
Pipeline and gathering systems	93,613	93,558
Other	13,766	14,452

Total property and equipment	1,215,730	1,210,113
Less accumulated depreciation and depletion	(406,342)	(400,384)

Net property and equipment	809,388	809,729

Long-term assets:
Investments in unconsolidated affiliates	3,460	3,377
Deferred financing costs	1,554	1,832
Other long-term assets	3,252	3,531

Total long-term assets	8,266	8,740

Total assets	$1,010,799	$1,024,112

LIABILITIES AND EQUITY

Current liabilities:
Credit facility — Delta	$32,632	$—
Installment payable on property acquisition	98,507	97,874
Accounts payable	23,853	27,615
Liabilities related to assets held for sale — DHS subsidiary	81,765	81,633
Other accrued liabilities	12,847	11,066
Derivative instruments	6,666	574

Total current liabilities	256,270	218,762

Long-term liabilities:
7% Senior notes	149,703	149,684
3 3/4% Senior convertible notes	109,756	108,593
Credit facility — Delta	—	29,130
Asset retirement obligations	4,034	3,929
Derivative instruments	7,280	2,419

Total long-term liabilities	270,773	293,755

Commitments and contingencies

Equity:
Preferred stock, $.01 par value:
authorized 3,000,000 shares, none issued	—	—
Common stock, $.01 par value: authorized 600,000,000 shares, issued 286,126,000 shares at March 31, 2011 and 285,138,000 shares at December 31, 2010	2,861	2,851
Additional paid-in capital	1,635,390	1,633,217
Treasury stock at cost; 30,000 shares at March 31, 2011 and 33,000 shares at December 31, 2010	(55)	(279)
Accumulated deficit	(1,149,183)	(1,121,342)

Total Delta stockholders’ equity	489,013	514,447

Non-controlling interest	(5,257)	(2,852)

Total equity	483,756	511,595

Total liabilities and equity	$1,010,799	$1,024,112

DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except per share amounts)
Revenue:

Oil and gas sales	$23,056	$29,599
Loss on property sales	—	(429)

Total revenue	23,056	29,170

Operating expenses:

Lease operating expense	4,605	6,941
Transportation expense	3,952	3,353
Production taxes	932	1,410
Exploration expense	43	226
Dry hole costs and impairments	143	354
Depreciation, depletion, amortization and accretion	13,461	15,288
General and administrative expense	6,629	10,250

Total operating expenses	29,765	37,822

Operating loss	(6,709)	(8,652)

Other income and (expense):

Interest expense and financing costs, net	(6,806)	(8,702)
Other income (expense)	(69)	69
Realized loss on derivative instruments, net	(440)	(4,113)
Unrealized gain (loss) on derivative instruments, net	(10,953)	17,272
Income (loss) from unconsolidated affiliates	83	(8)

Total other income and (expense)	(18,185)	4,518

Loss from continuing operations before income taxes and discontinued operations	(24,894)	(4,134)

Income tax expense	239	275

Loss from continuing operations	(25,133)	(4,409)

Discontinued operations:

Loss from results of operations and sale of discontinued operations, net of tax	(5,132)	(11,583)

Net loss	(30,265)	(15,992)

Less net loss attributable to non-controlling interest included in discontinued operations	2,424	3,195

Net loss attributable to Delta common stockholders	$(27,841)	$(12,797)

Amounts attributable to Delta common stockholders:
Loss from continuing operations	$(25,133)	$(4,409)
Loss from discontinued operations, net of tax	(2,708)	(8,388)

Net loss	$(27,841)	$(12,797)

Basic loss attributable to Delta common stockholders per common share:
Loss from continuing operations	$(0.09)	$(0.02)
Discontinued operations	(0.01)	(0.03)

Net loss	$(0.10)	$(0.05)

Diluted loss attributable to Delta common stockholders per common share:
Loss from continuing operations	$(0.09)	$(0.02)
Discontinued operations	(0.01)	(0.03)

Net loss	$(0.10)	$(0.05)

DELTA PETROLEUM CORPORATION
RECONCILIATION OF DISCRETIONARY CASH FLOW AND EBITDAX
(Unaudited)
($ in thousands)

	March 31,	March 31,
THREE MONTHS ENDED	2011	2010
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$5,647	$(19,756)
Changes in assets and liabilities	(1,381)	21,430
Exploration costs	43	226

Discretionary cash flow* — continuing operations	4,309	1,900
Discretionary cash flow* — discontinued operations	(1,831)	2,006

Total discretionary cash flow*	$2,478	$3,906

*	Discretionary cash flow represents net cash provided by (used in) operating activities before changes in assets and liabilities and exploration costs. Discretionary cash flow is presented as a supplemental financial measurement in the evaluation of Delta’s business. The Company believes that it provides additional information regarding its ability to meet future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Discretionary cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

	March 31,	March 31,
THREE MONTHS ENDED	2011	2010
Net loss from continuing operations	$(25,133)	$(4,409)
Income tax expense	239	275
Interest expense and financing costs, net	6,806	8,702
Depletion, depreciation and amortization	13,461	15,288
Stock based compensation	2,319	3,208
Unrealized (gain) loss on derivative instruments, net	10,953	(17,272)
Exploration, dry hole and impairment costs	186	580
Other	—	423

EBITDAX** — continuing operations	8,831	6,795
EBITDAX **— discontinued operations	63	3,319

Total EBITDAX**	$8,894	$10,114

	March 31,	March 31,
THREE MONTHS ENDED	2011	2010
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$5,647	$(19,756)
Changes in assets and liabilities	(1,381)	21,430
Interest net of financing costs	4,192	4,902
Exploration costs	43	226
Other non-cash items	330	(7)

EBITDAX** — continuing operations	8,831	6,795
EBITDAX** — discontinued operations	63	3,319

Total EBITDAX**	$8,894	$10,114

**	EBITDAX represents net income (loss) before non-controlling interest, income tax expense (benefit), interest expense and financing costs, net, depreciation, depletion and amortization expense, stock based compensation, gain and loss on sale of oil and gas properties and other investments, net, gain on discontinued operations, unrealized gains and losses on derivative contracts and exploration and impairment and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of the Company’s business. Delta believes that it provides additional information regarding its ability to meet future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to the Company’s lenders pursuant to its bank credit agreement and is used in the financial covenants in its bank credit agreement and Delta’s senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by (used in) operating activities prepared in accordance with GAAP.